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                                                                    EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS



We have issued our reports dated February 14, 1996 (except for Note 22, as to which the date is March 14, 1996) accompanying the consolidated and combined financial statements and schedule of ERP Operating Limited Partnership and Predecessor Business as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995. We have also issued our report dated October 4, 1995 accompanying the Combined Statement of Revenue and Certain Expenses of the 1995 Most Recent Acquired Properties for the year ended December 31, 1994 included in the Current Report of Equity Residential Properties Trust on Form 8-K/A, as amended, dated September 21, 1995. We consent to the incorporation by reference of the above reports in the Registration Statement of Equity Residential Properties Trust on Form S-3, and to the use of our name as it appears under the caption "Experts".



                                         GRANT THORNTON LLP



Chicago, Illinois

September 18, 1996